Exhibit Fee Table

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

First Horizon Corporation

(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to Be Paid	$13,667,981,202.27	(1)	.0000927	$1,267,021.86	(2)
Fees Previously Paid	–			–
Total Transaction Valuation	$13,667,981,202.27
Total Fees Due for Filing				$1,267,021.86
Total Fees Previously Paid				–
Total Fee Offsets				–
Net Fee Due				$1,267,021.86

(1)	Aggregate number of securities to which transaction applies: As of March 31, 2022, the maximum number of shares of First Horizon common stock to which this transaction applies is estimated to be 549,139,321.506, which consists of (a) 534,587,149.067 shares of First Horizon common stock (inclusive of 985,159 outstanding First Horizon Restricted Shares); (b) 7,409,631.346 shares of First Horizon common stock underlying outstanding First Horizon RSUs; (c) 2,485,966 shares of First Horizon common stock underlying outstanding First Horizon PSUs (assuming settlement based on target performance); (d) 297,933 shares of First Horizon common stock underlying outstanding First Horizon Director RSUs; (e) 465,345.093 shares of First Horizon common stock underlying outstanding First Horizon Phantom Awards and (f) 3,893,297 shares of Company common stock underlying outstanding First Horizon options with an exercise price below $25.00.

(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of March 31, 2022, the underlying value of the transaction was calculated based on the sum of (a) the product of 534,587,149.067 shares of First Horizon common stock (inclusive of 985,159 outstanding First Horizon Restricted Shares) and the per share merger consideration of $25.00; (b) the product of 7,409,631.346 shares of First Horizon common stock underlying First Horizon RSUs and the per share merger consideration of $25.00; (c) the product of 2,485,966 shares of First Horizon common stock underlying First Horizon PSUs (assuming settlement based on target performance) and the per share merger consideration of $25.00; (d) the product of 297,933 shares of First Horizon common stock underlying First Horizon Director RSUs and the per share merger consideration of $25.00; and (e) the product of 465,345.093 shares of First Horizon common stock underlying First Horizon Phantom Awards and the per share merger consideration of $25.00; and (f) the product of 3,893,297 shares of First Horizon common stock underlying First Horizon options and $9.46 (which is the difference between the per share merger consideration of $25.00 and the weighted average exercise price of the First Horizon stock options of $15.54). In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0000927.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		–	–	–		–
Fee Offset Sources	–	–	–		–		–